Exhibit 99.i

Consolidated Statements of Cash Flows

The St. Paul Companies

Years ended December 31	2002	2001	2000
(In millions)

Operating Activities
Net income (loss)	$218	$(1,088)	$993
Adjustments:
Loss (income) from discontinued operations	25	79	(23)
Change in property-liability insurance reserves	33	4,399	(34)
Change in reinsurance balances	(970)	(2,109)	(807)
Change in deferred acquisition costs	81	(53)	(45)
Change in insurance premiums receivable	501	(198)	(450)
Change in accounts payable and accrued expenses	(6)	(87)	29
Change in income taxes payable/refundable	183	(212)	(3)
Realized investment losses (gains)	165	94	(632)
Provision for federal deferred tax expense (benefit)	(141)	(81)	372
Depreciation, amortization and goodwill write-downs	97	180	105
Cumulative effect of accounting change	6	—	—
Other	(63)	(40)	(93)
Net Cash Provided (Used) by Continuing Operations	129	884	(588)
Net Cash Provided by Discontinued Operations	—	103	25
Net Cash Provided (Used) by Operating Activities	129	987	(563)

Investing Activities
Sales (purchases) of short-term investments	43	(256)	199
Purchases of other investments	(7,578)	(7,033)	(5,154)
Proceeds from sales and maturities of other investments	7,199	6,281	6,290
Net proceeds from sale of subsidiaries	23	362	201
Change in open security transactions	(141)	177	7
Venture capital distributions	78	52	57
Proceeds from repayment of note receivable	70	—	—
Purchase of office property and equipment	(65)	(70)	(88)
Sales of office property and equipment	18	9	10
Acquisitions, net of cash acquired	(216)	(208)	(212)
Other	20	(25)	4
Net Cash Provided (Used) by Continuing Operations	(549)	(711)	1,314
Net Cash Used by Discontinued Operations	(5)	(583)	(632)
Net Cash Provided (Used) by Investing Activities	(554)	(1,294)	682

Financing Activities
Dividends paid on common and preferred stock	(253)	(245)	(241)
Proceeds from issuance of debt	941	650	498
Net proceeds from issuance of common shares	413	—	—
Proceeds from issuance of redeemable preferred securities	—	575	—
Repayment of debt	(405)	(196)	(363)
Retirement of preferred securities	(4)	(40)	—
Repurchase of common shares	—	(589)	(536)
Subsidiary’s repurchase of common shares	(151)	(172)	(51)
Stock options exercised and other	35	84	73
Net Cash Provided (Used) by Continuing Operations	576	67	(620)
Net Cash Provided by Discontinued Operations	—	343	448
Net Cash Provided (Used) by Financing Activities	576	410	(172)
Effect of exchange rate changes on cash	13	(4)	—
Increase (Decrease) in Cash	164	99	(53)
Cash at beginning of year	151	52	105
Cash at End of Year	$315	$151	$52

See notes to consolidated financial statements.